Exhibit 11.1

INSTINCT BIO TECHNICAL COMPANY HOLDINGS INC.

CODE OF ETHICS AND BUSINESS CONDUCT

Adopted: July 23, 2026

I.	Covered Persons/Purpose of the Code

This Code of Ethics and Business Conduct (the “Code”) for Instinct Bio Technical Company Holdings Inc. (the “Company”) has been adopted by the Company’s Board of Directors (the “Board” or “Board of Directors”) and, together with the Company’s charter and bylaws, sets forth the guiding principles by which we operate our company and conduct our daily business.

This Code applies to (i) officers of the Company, (ii) all members of the Board, and (iii) employees of the Company (collectively, the “Covered Persons” and each a “Covered Person”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

•	accountability for adherence to the Code; and

•	guidance to Covered Persons to help them recognize and deal with ethical issues.

II.	Conflicts of Interest

Covered Persons should be scrupulous in avoiding conflicts of interest with regard to the interests of the Company. A “conflict of interest” occurs when a Covered Person’s private interest interferes in any way—or even appears to interfere—with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

The following list provides examples of prohibited conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. Each Covered Person must:

•	not use his personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Company;

•	not receive personal benefits from somebody other than the Company as a result of his or her position with the Company which are not generally available to other Covered Persons of the Company;

•	not take actions or have interests that may make it difficult for the Covered Person to perform his or her work with the Company objectively and effectively;

•	not engage in competition with the Company; and

•	report at least annually any affiliations or other relationships related to conflicts of interest.

The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company. Additionally, federal securities laws prohibit personal loans to directors and executive officers by the Company.

In order to avoid situations in which a conflict of interest involving a Covered Person may result in an improper benefit, the Company has established the following procedures: (i) all transactions between the Company or its affiliates must be approved by the Nominating and Corporate Governance Committee, as outlined further in the charter of the Nominating and Corporate Governance Committee, and (ii) all other transactions involving a conflict of interest must be brought to the attention of the Chairman of the Nominating and Corporate Governance Committee for review and approval. Conflicts of interest may not always be clear-cut, so if a Covered Person has a question, he or she shall promptly bring it to the attention of the Chairman of the Nominating and Corporate Governance Committee. Examples of potential conflicts of interest include:

•	service as a director on the board of any other business organization;

•	the receipt of non-nominal gifts;

•	the receipt of entertainment from any company with which the Company has current or prospective business dealings, including investments in such companies, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety; or

•	any ownership interest in, or any consulting or employment relationship with, any of the Company’s unaffiliated service providers.

III.	Civic Activities and Political Offices

The Company encourages civic, charitable, educational, and political activities as long as they do not interfere with the performance of the duties of an officer or director of the Company. Each officer or director of the Company shall contact the Chairman of the Nominating and Corporate Governance Committee before agreeing to participate in any civic or political activities that are likely to unduly interfere with the performance of his or her duties as an officer or director of the Company.

Covered Persons engaging in political activities are expected to do so as private citizens and must make clear that their views and actions are their own, and not those of the Company. Covered Persons must not use their position within the Company to pressure other employees to make contributions or support or oppose any political candidates, elections, or ballot initiatives. Covered Persons holding political office shall conduct themselves in accordance with the code of ethics or conduct applicable to such office or political body, including with respect to recusal.

IV.	Corporate Opportunities

Covered Persons owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. Covered Persons are prohibited from (i) personally taking for themselves opportunities that are discovered through the use of corporate property, information, or position; (ii) using corporate property, information, or position for personal gain; and (iii) competing with the Company. Competing with the Company may involve engaging in the same line of business as the Company or any situation where the Covered Person takes away from the Company opportunities for sales or purchases of products, properties, services, or other interests.

V.	Confidentiality

Covered Persons shall maintain the confidentiality of confidential information entrusted to them by the Company, or parties with which the Company transacts business, except when disclosure is authorized by the Chairman of the Audit Committee or required by laws, regulations, or legal proceedings. Whenever feasible, Covered Persons should consult with the Compliance Officer or the Chairman of the Audit Committee if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information, and all other information the disclosure of which might be harmful to the Company or parties with which the Company transacts business, including, without limitation, information that could (i) be of use to competitors of the Company; (ii) have an adverse effect on the Company’s business relationships or otherwise adversely affect the reputation or perception of the Company in the business, financial, investment or homebuilding community; (iii) impair the value of any of the Company’s assets; or (iv) expose the Company to legal claims, regulatory actions, or other forms of liability. Covered Persons shall not share confidential information with anyone outside of the Company, including family and friends who do not need to know the information to carry out their duties to the Company. Covered Persons remain under an obligation to keep all information confidential even if their relationship with the Company ends. All public and media communications involving the Company shall be handled exclusively by the Chief Executive Officer of the Company or his or her designee.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this Code, such matters shall not be disclosed to anyone other than the Board, the Audit Committee, and legal advisers.

VI.	Insider Trading

Covered Persons are prohibited from buying or selling the Company’s securities while the Covered Person is aware of material non-public information about the Company. Information is considered material if it would affect a reasonable investor’s decision to purchase, hold, or sell a security, including stocks, bonds, or options. In addition, a Covered Person may not “tip” a family member, friend, or other person by providing that person with material non-public information about the Company. Trading in the securities of a company doing business with the Company is subject to the same restrictions. Covered Persons are subject to the terms and conditions of the Company’s Insider Trading Policy (the “Insider Trading Policy”), which contains important additional information regarding trading in the Company’s securities.

VII.	Recordkeeping

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Audit Committee. Records should always be retained or destroyed according to the Company’s record retention policies.

VIII.	Fair Dealing

Each Covered Person shall deal fairly with the Company’s customers, suppliers, competitors, officers, and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing or practice. The Company seeks competitive advantages through superior products and customer experience service, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Covered Persons must disclose, prior to or at their time of hire, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement, or similar agreement with a former employer that may in any way restrict or prohibit the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Chief Executive Officer of the Company to permit evaluation of the agreement in light of the Covered Person’s position. In no event shall a Covered Person use any trade secrets, proprietary information, or other similar property, acquired in the course of his or her employment with another employer in the performance of his or her duties for or on behalf of the Company. Whenever the ethical or legal requirements of a situation are unclear, Covered Persons should contact their supervisor or the Compliance Officer.

IX.	Protection and Proper Use of Company Assets

All Covered Persons shall protect the Company’s assets and ensure their efficient and proper use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All assets of the Company should be used for legitimate business purposes. The Company’s assets may not be used for personal benefit, sold, loaned, given away, or disposed of without proper authorization. Permitting the Company’s property to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Covered Persons shall not use corporate or other official stationary for personal purposes.

X.	Compliance with Laws, Rules and Regulations

All Covered Persons shall act in accordance with applicable laws, rules, and regulations, including insider trading laws (“Applicable Laws”). Many of the Applicable Laws are specifically described herein or in other policies and procedures of the Company.

XI.	Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain, or direct business. Accordingly, corporate funds, property, or anything of value may not be, directly or indirectly, offered or given by a Covered Person or an agent acting on his or her behalf, to a foreign official, foreign political party, or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his or her influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

Covered Persons are also prohibited from offering or paying anything of value to any foreign person if it is known or it should have been known that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates or agents, are used to channel payoffs to foreign officials.

XII.	Disclosure and Compliance

Each Covered Person shall be required to:

•	familiarize himself or herself with the disclosure requirements generally applicable to the Company;

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•	to the extent appropriate within his or her area of responsibility, consult with other officers and directors of the Company, with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations; and

•	comply with the Insider Trading Policy.

XIII.	Accountability

Each Covered Person must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he or she has received, read, and understands the Code;

•	annually thereafter affirm in writing to the Board that he or she has complied with the requirements of the Code;

•	not retaliate against any other Covered Person for reports of potential violations that are made in good faith; and

•	notify the Chairman of the Audit Committee or the Compliance Officer promptly if he or she knows of any material violation of laws, rules, regulations, or this Code.

It is the responsibility of management at all levels to enforce the Code and all Covered Persons to report violations to and cooperate with the Company in the investigation of any matter by providing honest, truthful and complete information, or, in doubtful cases, to seek advice from, their superiors or the Compliance Officer of the Code. Any violation of this Code or other Company policies may result in disciplinary action, up to and including termination of employment.

XIV.	Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any Covered Person of the Company has concerns or complaints regarding questionable accounting or auditing matters (including, but not limited to, knowingly providing any false or misleading representation to an auditor) which in any way affect the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially, or otherwise) to the Chairman of the Audit Committee in accordance with the Whistleblower Policy of the Company.

XV.	Reporting any Illegal or Unethical Behavior

Covered Persons are encouraged to talk to officers or directors about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers, and directors who are concerned that violations of this Code have occurred or may occur, or that other illegal or unethical conduct by other officers or directors of the Company has occurred or may occur, should contact (anonymously, confidentially, or otherwise) the Compliance Officer of the Code or the Chairman of the Audit Committee.

No employee, officer, or director will be penalized for making a good-faith report of violations of this Code or other illegal or unethical conduct, nor will the Company permit or tolerate retaliation of any kind against anyone who makes a good-faith report. An employee, officer, or director who submits a report in bad-faith, however, may be subject to disciplinary action. If an employee wishes to remain anonymous, he or she may do so.

XVI.	Administration and Violations of the Code of Ethics and Business Conduct

This Code shall be administered and monitored by the Code’s Compliance Officer who shall be appointed by the Audit Committee. The Compliance Officer will handle the Company’s day-to-day compliance matters, including:

•	Receiving, reviewing, investigating, and resolving concerns and reports on the matters described in the Code;

•	Providing guidance on the meaning and application of the Code; and

•	Reporting periodically and as matters arise (if deemed necessary by the Compliance Officer) to management, the disclosure committee of the Company, if such a committee exists, and the Audit Committee on the implementation and effectiveness of the Code and other compliance matters and recommending any updates or amendments to the Code that he or she deems necessary.

Any questions and further information on this Code should be directed to the Compliance Officer.

Covered Persons are expected to follow this Code at all times. Generally, there should be no waivers of this Code. For members of the Board of Directors and the Company’s executive officers, the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from or amendments to this Code. Any such waiver from or amendment to this Code applicable to or directed at the members of the Board of Directors and executive officers shall be disclosed to shareholders as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended, and other applicable law. No waiver of any provision of the Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for preparation of the Company’s reports on Form 6-K in sufficient detail to enable that person to prepare a report on Form 6-K containing any required disclosure with regard to the waiver.

XVII.	Public Company Reporting

As a public company, it is important that the Company’s filings with the SEC and other public disclosures of information be complete, fair, accurate, and timely. An officer or director of the Company may be called upon to provide necessary information to ensure that the Company’s public reports are complete, fair, and accurate. The Company expects each officer and director of the Company to take this responsibility seriously and to provide prompt, complete, fair, and accurate responses to inquiries with respect to the Company’s public disclosure requirements. The Chief Executive Officer, Chief Financial Officer, people performing similar functions, any of the Company’s directors, and other officers who may be participating in the preparation of reports, press releases, forms, or other information to be publicly disclosed through filings with the SEC or as mandated by the SEC are expected to use their diligent efforts to ensure that such reports, press releases, forms, or other information are complete, fair, accurate, and timely.

XVIII.	Code of Ethics for Senior Financial Officers

This Code shall be the code of ethics for senior financial officers adopted by the Company for purposes of Item 406 of Regulation S-K promulgated by the SEC.

XIX.	No Rights Created

This Code is a statement of fundamental principles, policies, and procedures that govern Covered Persons in the conduct of Company business. It is not intended to and does not create any legal rights for any customer, supplier, competitor, shareholder, or any other non-employee or entity.